EXHIBIT 5.1(b)

                       EXHIBIT C
                        to the
             INVESTMENT ADVISORY AGREEMENT

                 FRONTEGRA GROWTH FUND

     For all services rendered by Frontegra hereunder, the above-named Fund of the Corporation shall pay
Frontegra and Frontegra agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.80 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.80 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Frontegra monthly.

     Executed as of the 1st day of February 1998.


                              FRONTEGRA ASSET MANAGEMENT, INC.



                              By:  /s/ William D. Forsyth
                                   -------------------------
                                   William D. Forsyth,
                                   Co-President



                              FRONTEGRA FUNDS, INC.



                              By:  /s/ Thomas J. Holmberg
                                   --------------------------
                                   Thomas J. Holmberg,
                                   Co-President